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EXHIBIT 99.1

                   OVERHILL FARMS TO CONTINUE TRADING ON AMEX

            EXCHANGE ACCEPTS COMPANY'S PLAN TO MEET LISTING STANDARDS

    LOS ANGELES, CA (March 3, 2005) -- Overhill Farms, Inc. (AMEX: OFI) announced today that the American Stock Exchange ("AMEX") has accepted the plan submitted by the Company to bring Overhill Farms into compliance with the exchange's continued listing standards.

    As previously reported, the Company received a letter dated January 5, 2005, from AMEX indicating that the Company is not in compliance with the continued listing standard set forth in Section 1003(a)(i) of the AMEX Company Guide, which standard states that AMEX may suspend trading of, or remove from the list, securities of a company which has stockholder's equity of less than $2,000,000 if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years.

    On February 4, 2005, the Company submitted its plan to achieve compliance with the listing standard. On February 28, 2005, AMEX notified the Company that AMEX had accepted the plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standard. AMEX staff will periodically review the Company's progress during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by July 5, 2006 could result in the Company being delisted from the AMEX.

    James Rudis, Chairman and CEO of Overhill Farms stated, "We are pleased that we will be able to continue our long relationship with AMEX. We anticipate that the Company will be profitable for fiscal 2005 and thereafter, and that this profitability will bring us into full compliance with AMEX continued listing standards on or before the July 5, 2006 deadline."

    Overhill Farms is a value-added supplier of high quality frozen foods to airline, foodservice, and retail (including weight loss) customers.

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THIS NEWS RELEASE CONTAINS DISCLOSURES THAT ARE FORWARD-LOOKING STATEMENTS
WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OR BELIEFS AND INCLUDE BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING THE COMPANY'S ABILITY TO REGAIN AND MAINTAIN COMPLIANCE WITH VARIOUS AMEX CONTINUED LISTING STANDARDS AND THE COMPANY'S ABILITY TO ACHIEVE PROFITABILITY IN FISCAL 2005 AND THEREAFTER. FOR THIS PURPOSE, STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS.

THE COMPANY CAUTIONS THAT THESE STATEMENTS BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING, AMONG OTHERS, THE ABILITY OF THE COMPANY TO IMPROVE OPERATIONS AND FINANCIAL PERFORMANCE, IMPROVE GROSS MARGINS, GENERATE SIGNIFICANT SALES VOLUME IN THE FUTURE, DECREASE EXPENSES, PREPAY DEBT, STRENGTHEN ITS BALANCE SHEET; THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING; MARKET CONDITIONS AND WEATHER PATTERNS THAT MAY AFFECT THE COST OF RAW MATERIAL AS WELL AS THE MARKET FOR THE COMPANY'S PRODUCTS; CHANGES IN THE COMPANY'S BUSINESS ENVIRONMENT, INCLUDING ACTIONS OF COMPETITORS AND CHANGES IN CUSTOMER PREFERENCES; THE OCCURRENCE OF ACTS OF TERRORISM, SUCH AS THE EVENTS OF SEPTEMBER 11, 2001, OR ACTS OF WAR; CHANGES IN GOVERNMENTAL LAWS AND REGULATIONS, INCLUDING INCOME TAXES; MARKET DEMAND FOR NEW AND EXISTING PRODUCTS; AND OTHER FACTORS AS MAY BE DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 26, 2004, AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.



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Contacts:

James Rudis, Chairman, President and CEO
Overhill Farms, Inc.
323-582-9977

Alexander Auerbach
Auerbach & Co. Public Relations
1-800-871-2583
auerbach@aapr.com